Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), made this 16th day of March 2007, is entered into by Capital One Financial Corporation, a Delaware corporation, with its principal place of business at 1680 Capital One Drive, McLean, Virginia, together with its subsidiaries and affiliates, (the “Company” or “Capital One”), and Lynn Pike (the “Executive” or “her”).

The Company desires to employ the Executive, and the Executive desires to be employed by the Company. In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree as follows:

1. Effective Date, Coverage and Definitions.

1.1 Effective Date. This Agreement shall become effective on the first day of the Executive’s employment at Capital One (the “Effective Date”).

1.2 Coverage. For purposes of this Agreement, “Capital One” or “the Company” shall mean Capital One Financial Corporation along with its direct and indirect affiliates and subsidiaries.

2. Term of Employment. The Company hereby agrees to employ the Executive, and the Executive hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing on the Effective Date and continuing until termination of employment, at either the Executive or the Employer’s election (the “Employment Period”). The Executive shall be employed at-will, and may be terminated at any time for any reason, with or without cause, subject to the terms of this Agreement. Likewise, the Executive may resign at any time, with or without good reason, subject to the terms of this Agreement.

3. Capacity. The Executive shall initially serve as Chief Operating Officer of Capital One’s Banking Segment and will transition over the first year of the Employment Period to the role of President of Capital One’s Banking Segment once the current President of the Banking Segment ceases to hold such title. The Executive shall have the rights, duties, and responsibilities commensurate with her position as determined by Capital One’s Chief Executive Officer (the “CEO”), Capital One’s Board of Directors (the “Board”) or their designee. During the Employment Period, the Executive shall be subject to, and shall act in accordance with, all reasonable instructions and directions of the CEO, the Board or their designee and all applicable policies and rules of the Company.

3.1 Duties. The Executive hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the CEO, the Board or their designee shall from time to time reasonably assign to the Executive, commensurate with such position. The Executive agrees to devote her entire business time, attention and energies to the business and interests of the Company during the Employment Period. The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company.

3.2 Other Employment. During the Employment Period, the Executive may not, without the prior written consent of the Board or its designee, operate, participate in the management, operations or control of, or act as an employee, officer, consultant, agent or representative of, any type of business or service (other than as an executive of the Company), provided that it shall not be a violation of the foregoing for the Executive to (i) act or serve as a director, trustee or committee member of any civic or charitable organization, (ii) act or serve as a director or committee member of another business to the extent the Executive serves such business in such capacity as of the Effective Date, provided that such activities are disclosed to the CEO and do not compete against Capital One or otherwise present any conflict of interest with the Company, and (iii) manage her personal, financial and legal affairs, so long as such activities do not interfere with the performance of her duties and responsibilities to the employer as provided hereunder.

3.3 Definitions. The term “Banking Segment” shall mean the consumer, commercial and other banking business of the Company in the United States, including any such business that is acquired by the Company after the Effective Date and including any such business of any other entity with which the Company enters into a business combination, whether by reason of merger or otherwise; provided that the Banking Segment does not include any Non-Banking Business (defined below), except that the Banking Segment may conduct the same types of businesses as those conducted by a Non-Banking Business until such time as the Company, in its discretion after consultation with the Executive, determines to consolidate such business or product of the Banking Segment with any business conducted by the Company outside of the Banking Segment. The term “Non-Banking Business” means any of the following businesses which may be conducted by the Company: automobile lending business, credit card lending business, home mortgage lending business, home equity lending business, insurance brokerage business, direct small business lending business, point-of-sale healthcare or home improvement lending business or installment loan business.

4. Compensation and Benefits.

4.1 Salary. The Company shall pay the Executive, in periodic installments in accordance with the Company’s customary payroll practices, an annual base salary of $600,000 (the “Base Salary”) for the one-year period commencing on the Effective Date. Such salary shall be subject to adjustment thereafter as determined by the Board or its designee.

4.2 Front End Bonus. As soon as practical after the Effective Date, the Company shall pay the Executive a lump sum payment of $500,000, less applicable tax withholdings. If the Executive voluntarily terminates her employment without Good Reason within one year of the Effective Date, she shall be obligated to repay this full amount to the Company.

4.3 Incentives. During the Employment Period, the Executive may be eligible to earn certain annual cash incentives and long-term incentives under applicable Company plans or policies, as such plans or policies may be amended from time to time. The actual incentives will be determined by the Board or its designee, and will be based, among other things, on individual and Company performance. The long-term incentive award may include stock options, restricted stock, or other award types allowed under Capital One’s 2004 Stock Incentive Plan, as amended and restated, or any successor plan. For fiscal years 2007 and 2008, the target annual cash incentive award shall be no less than 233% of the Executive’s Base Salary. For fiscal years 2007 and 2008, the target long-term incentive award shall be no less than 334% of the Executive’s Base Salary.

4.4 Special Equity Grant. Subject to approval by the Board’s Compensation Committee (the “Compensation Committee”) at the first scheduled meeting after the Effective Date and pursuant to the 2004 Stock Incentive Plan, as amended and restated, or any successor plan, the Executive shall be awarded nineteen thousand four hundred eighty-one (19,481) shares of restricted stock, twenty-five percent (25%) of which shall vest one year after the grant date, twenty-five percent (25%) of which shall vest two years after the grant date, and fifty percent (50%) of which shall vest three years after the grant date. The terms of the restricted stock grant will be set out in a separate agreement, which agreement shall supersede the terms of this Agreement as to the grant. In addition, subject to approval by the Compensation Committee at the first scheduled meeting after the Effective Date and pursuant to the 2004 Stock Incentive Plan, as amended and restated, or any successor plan, the Executive shall be awarded one hundred two thousand five hundred eighty-three (102,583) stock options, thirty-three and a third percent (33 1/3%) of which shall vest one year after the grant date, thirty-three and a third percent (33 1/3%) of which shall vest two years after the grant day and thirty-three and a third percent (33 1/3%) of which shall vest three years after the grant date. The terms of the stock option grant will be set out in a separate agreement, which agreement shall supersede the terms of this Agreement as to the grant.

4.5 Benefits and Perquisites. The Executive will be eligible to participate in Company benefits and perquisites commensurate with those typically made available to similarly situated Executives of the Company under applicable plans or policies of the Company, as such plans or policies may be amended from time to time, to the extent that the Executive’s position, tenure, salary, age, and other qualifications make her eligible to participate. The Executive shall be entitled to four (4) weeks paid vacation per year, to be taken at such times as may be approved by the Board or its designee. In addition, for the first twelve months of the Employment Period, Capital One shall (i) reimburse the Executive for the cost of the Executive to maintain a temporary residence in New York City, in an amount not to exceed fifteen thousand dollars ($15,000) per month, and (ii) shall reimburse the Executive for the cost of reasonable commercial air travel expenses for a monthly trip to and from her current residence in California.

4.6 Reimbursement of Expenses. The Company shall reimburse the Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of her duties, responsibilities or services under this Agreement, in accordance with policies and procedures, and subject to limitations, adopted by the Company from time to time.

4.7 Withholding. All salary, bonus and other compensation payable to the Executive shall be subject to applicable taxes, and Capital One may withhold from any amounts payable to the Executive hereunder all federal, state, local or other taxes that it may reasonably determine are required or advisable to be withheld pursuant to any applicable law or regulation.

5. Termination of Employment. The employment of the Executive by the Company pursuant to this Agreement shall terminate on the day any of the following occur (the “Termination Date”):

5.1 At the election of the Company, for Cause, immediately upon written notice by the Company to the Executive, which notice shall identify the Cause upon which the termination is based. “Cause” shall mean the Executive:

(a) has committed an intentional act of fraud, embezzlement or theft in the course of her employment or otherwise engaged in any intentional misconduct which is materially injurious to the financial condition or business reputation of the Company;

(b) has committed intentional damage to the property of the Company or committed intentional wrongful disclosure of Confidential Information which is materially injurious to the financial condition or business reputation of the Company;

(c) has been convicted with no further possibility of appeal or entered a guilty or nolo contendere plea with respect to a crime within the meaning of Sections 5.1(a) and 5.1(b) or a crime involving moral turpitude or been convicted with no further possibility of appeal or entered a guilty pleas with respect to any felony;

(d) has engaged in willful and substantial refusal to perform the essential duties of her position (occasioned by reason other than Disability of the Executive) which has not been cured within 30 days after written notice of the breach by the Company to the Executive specifying the nature of the breach;

(e) has committed a material breach of her obligations under Sections 7 or 8 of this Agreement which has not been cured within 30 days after written notice of the breach by the Company to the Executive specifying the nature of the breach;

(f) has intentionally, recklessly or negligently violated any code of ethics, code of conduct, or equivalent code or policy of the Company applicable to the Executive; or

(g) has intentionally, recklessly or negligently violated any provision of The Sarbanes-Oxley At of 2002 or any of the rules adopted by the Securities and Exchange Commission implementing any such provisions.

No act or failure to act on the part of the Executive will be deemed “intentional” if it was due primarily to an error in judgment or negligence, but will be deemed “intentional” only if done or omitted to be done by the Executive in bad faith and without reasonable belief by the Executive that her action or omission was in the best interest of the Company. The Company may terminate the Executive’s employment under this Agreement on account of Cause by action of the Board, acting in good faith. The Board shall provide written notice to the Executive of such termination, which notice shall (1) include the specific termination provision in this Agreement relied upon and (2) include a description of the specific reasons for the determination of Cause. The Executive shall have the opportunity to appear before the Board, with or without legal representation, within 30 days after receipt of such notice, to present arguments and evidence on her behalf. Following such presentation (or upon Executive’s failure to appear at such presentation following receipt of notice as provided herein), the Board, by an affirmative vote of not less than 3/4 of its members, shall confirm whether the actions or inactions of the Executive constitute Cause hereunder and, if determined to be Cause, the Date of Termination of the Executive for Cause shall be the date on which such vote is obtained (or such later date as determined by the Board). The Company, on action of the Board, may suspend the Executive’s title an authority, but not the Executive’s pay or benefits, pending the Executive’s opportunity to appear before the Board; such suspension shall not constitute Good Reason under Section 5.2 hereof.

5.2 At the election of the Executive, for Good Reason, immediately upon written notice by the Executive to the Company, which notice shall identify the Good Reason upon which the termination is based. “Good Reason” shall mean:

(a) any material reduction in the Executive’s Base Salary, any material decrease in the Executive’s job level or other material breach of Section 3, including one which results in the Executive no longer reporting to the President of Banking while she holds the title of Chief Operating Officer of the Banking Segment or no longer reporting to the CEO after she holds the title of President of the Banking Segment, or the assignment of duties which are not in the aggregate reasonably comparable to the duties of other Executives in the Executive’s job level;

(b) Capital One’s failure to appoint the Executive to the title of President of the Banking Segment after the current President of the Banking Segment ceases to hold such title; or

(c) any material breach by the Company of the Agreement which the Company fails to cure within thirty (30) days after the Executive delivers to the Company a written notice that specifically identifies such violation.

5.3 Upon the death or disability of the Executive. As used in this Agreement, the term “Disability” shall mean the inability of the Executive, due to a physical or mental disability, for a period of 90 days, whether or not consecutive, during any 360-day period to perform the services contemplated under this Agreement, with or without reasonable accommodation as that term is defined under applicable federal law. A determination of disability shall be made by a physician satisfactory to both the Executive and the Company, provided that if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties.

5.4 At the election of either the Company, without Cause, or the Executive, without Good Reason.

6. Effect of Termination.

6.1 Payments Upon Termination.

(a) In the event the Executive’s employment is terminated pursuant to Section 5.1, Section 5.3 or by the Executive pursuant to Section 5.4, the Company shall pay to the Executive the compensation and benefits otherwise payable to her under Section 4 through the Termination Date.

(b) In the event the Executive’s employment is terminated for Good Reason pursuant to Section 5.2 or by the Company without Cause pursuant to Section 5.4 within two (2) years of the Effective Date, the Company shall provide the Executive with:

(i) a lump sum amount payable in cash within 30 days of the Termination Date (or such later date as may be required to comply with section 409A of the Internal Revenue Code) which shall equal two times the sum of Executive’s Base Salary, the target annual cash incentive established for the Executive in the year of her termination and the cash equivalent of the target long-term incentive established for the Executive in the year of her termination, provided that the target annual cash incentive shall not be less than 233% of the Executive’s Base Salary and the target long-term incentive shall not be less than 334% of the Executive’s Base Salary; and

(ii) any unvested restricted stock or stock option grants awarded as part of the Special Equity Grant pursuant to Section 4.4 of this Agreement shall immediately vest in full.

These payments and accelerated vesting of restricted stock and stock option awards shall constitute the sole remedy of the Executive in the event of a termination of the Executive’s employment in the circumstances set forth in this Section 6.1(b).

6.2 Payments Upon a Change Of Control

(a) In the event that the a Change of Control occurs within two (2) years of the Effective Date and the Executive’s employment is terminated for Good Reason pursuant to

Section 5.2 or by the Company without Cause pursuant to Section 5.4 within two (2) years after the Effective Date, the Company shall provide the Executive with:

(i) a lump sum amount payable in cash within 30 days of the Termination Date (or such later date as may be required to comply with section 409A of the Internal Revenue Code) which shall equal two times the sum of Executive’s Base Salary, the target annual cash incentive established for the Executive in the year of her termination and the cash equivalent of the target long-term incentive established for the Executive in the year of her termination provided that the target annual cash incentive shall not be less than 233% of the Executive’s Base Salary and the target long-term incentive shall not be less than 334% of the Executive’s Base Salary; and

(ii) any unvested restricted stock or stock option grants awarded during her employment shall immediately vest in full pursuant to the terms of the 2004 Stock Incentive Plan as amended and restated, or any successor plan.

These payments and accelerated vesting of restricted stock and stock option awards, along with the additional payments set forth in Section 6.2(b), shall constitute the sole remedy of the Executive in the event of a termination of the Executive’s employment in the circumstances set forth in this Section 6.2(a).

(b) Certain Additional Change of Control Payments by the Company.

(i) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise as a result of a Change of Control (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(ii) Subject to the provisions of Section 6.2(b)(iii), all determinations required to be made under this Section 6.2(b), including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions not specified herein to be used in arriving at such determinations, shall be made by the Company’s certified public accounting firm immediately prior to the Change of Control (the “Accounting Firm”). Such determination shall be made within fifteen business days after request therefor by notice from the Executive or the Company to such firm and to the other party hereto. In making such determination with respect to any matter which is uncertain, the Accounting Firm shall adopt the position which it believes more likely than not would be adopted by the Internal Revenue Service. The Accounting Firm shall provide detailed supporting calculations with respect to its determination both to the Company and the Executive within such fifteen business day period. All fees and expenses of the Accounting Firm under this Section 6.2(b)(ii) shall be borne solely by the Company. The initial Gross-Up Payment, if any, as determined pursuant to this Section 6.2(b)(ii), shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be final, binding and conclusive upon the Company and the Executive, except as provided in the following sentences of this Section 6.2(b)(ii). As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”) or that Gross-Up Payments which have been made by the Company should not have been made (“Excess Gross-Up Payment”), consistent with the calculations required to be made hereunder. Either party hereto can request a redetermination by the Accounting Firm. An Underpayment can result from a claim by the Internal Revenue Service or from a determination by the Accounting Firm. In the event that the Internal Revenue Service makes a claim and the Company exhausts its remedies pursuant to Section 6.2(b)(iii) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall promptly determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive. In the event that the Accounting Firm determines that an Underpayment has occurred, the Accounting Firm shall promptly determine the amount of the Underpayment, which shall be promptly paid by the Company to or for the benefit of the Executive. An Excess Gross-Up Payment can result from a determination by the Internal Revenue Service or the Accounting Firm. If the Accounting Firm makes an Excess Gross-Up Payment determination, it must furnish the Executive with a written opinion that the basis for its determination would be accepted by the Internal Revenue Service and that the Executive has a right to a refund of taxes or credit against taxes with respect to the Excess Gross-Up Payment. The Executive shall promptly repay to the Company an amount equal to the reduction in aggregate taxes due by the Executive resulting from such determination by the Internal Revenue Service or the Accounting Firm, provided that the Executive shall only be required to repay any portion of such amount that had been paid to the Internal Revenue Service to the extent that and when the Executive receives a refund from the Internal Revenue Service (or is entitled and able to utilize such amount as a credit against other taxes due).

(iii) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(A) Give the Company any information reasonably requested by the Company relating to such claim,

(B) Take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(C) Cooperate with the Company in good faith in order effectively to contest such claim, and

(D) Permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any taxes, including, without limitation, any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 6.2(b)(iii), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any taxes, including, without limitation, any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(iv) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 6.2(b)(iii), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 6.2(b)(iii)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 6.2(b)(iii), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(v) Payments or distributions by the Company to or for the benefit of the Executive pursuant to any “incentive stock options” (within the meaning of Section 422 of the Code) granted to the Executive which are vested as of the date hereof shall be “Excluded Payments.” In the event that Payments which include Excluded Payments are subject to Excise Tax, the determinations made pursuant to Section 6.2(b)(ii) above shall be calculated with respect to all Payments (including any Excluded Payments), but any resulting Gross-Up Payment required to be made by the Company shall be reduced by the product of the Gross-Up Payment multiplied by a fraction the numerator of which is the Excluded Payments and the denominator of which is all Payments (including the Excluded Payments).

(c) After the two (2) year anniversary of the Effective Date, and subject to the approval of the Board or any committee thereof, the Executive shall be eligible to receive a change of control agreement that is provided to similarly situated peer executives of the Executive.

(d) For purposes of this Agreement Change of Control means:

(i) The acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% (or, if such shares are purchased from the Company, 40%) or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Company Voting Securities”), provided, however, that any acquisition by (x) the Company or any of its subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (y) any corporation with respect to which, immediately following such acquisition, more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the Outstanding Company Common Stock and Company Voting Securities, as the case may be, shall not constitute a Change of Control;

(ii) Individuals who constitute the Board as of September 1, 1995 (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to September 1, 1995 whose appointment to fill a vacancy or to fill a new Board position or whose nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act);

(iii) Approval by the shareholders of the Company of a reorganization, merger or consolidation (a “Business Combination”), in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such Business Combination do not in the aggregate, immediately following such Business Combination, beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination in substantially the same proportion as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Company Voting Securities, as the case may be; or

(iv) (A) a complete liquidation or dissolution of the Company or (B) sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, immediately following such sale or disposition, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, in the aggregate by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the Outstanding Company Common Stock and Company Voting Securities, as the case may be, immediately prior to such sale or disposition.

Neither the sale of the Company common stock in an initial public offering, nor the distribution of Company common stock by Capital One Financial Corporation’s parent corporation to its shareholders in a transaction to which Section 355 of the Internal Revenue Code applies, nor any restructuring of the Company or its Board of Directors in contemplation of or as the result of either of such events, shall constitute a Change of Control.

Section 6.3 Delay of Payment. The Company will delay payment of any payments made under this Section 6 until the first business day that is 7 months after the Executive’s Termination Date if the Company determines that such a delay is necessary or advisable to comply with the requirements of section 409A of the Internal Revenue Code.

7. Confidential Information.

7.1 Definitions. For the purposes of this Agreement, “Confidential Information” means information, knowledge, data, specialized training, or other information that derives actual or potential value from the fact that it is not generally known to members of the general public, which concerns the business or affairs of Capital One or Capital One’s customers. Confidential Information includes, but is not limited to, information relating to any line of business engaged in or planned or under active consideration to be entered into by Capital One, such as information regarding business plans, strategies, and products; Work Product; Trade Secrets; test results; discoveries; customer lists; information regarding customer needs and preferences and Capital One’s strategies for satisfying them; supplier and vendor capabilities and agreements; compensation and career paths of other associates; databases; computer programs; frameworks; models; credit policies and practices; collection, repossession and recovery policies and practices; marketing, selling and operating policies, practices, and strategies; policies, practices, and strategies concerning the identity, solicitation, acquisition, management, resale or cancellation of unsecured or secured lending accounts, automobile loan or lease accounts and other accounts relating to consumer, small business and commercial products and services.

Confidential Information includes Capital One’s Trade Secrets. “Trade Secret” means information, including but not limited to, a formula, pattern, compilation, program, device, method, technique, or process, that: (a) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. The Executive acknowledges and agrees that Capital One has taken reasonable measures to preserve the secrecy of the Confidential Information and that one of her responsibilities is the duty to safeguard said Confidential Information against improper use or disclosure.

7.2 Restrictions on the Use and Disclosure of Confidential Information. In exchange for Capital One’s agreement and promise to provide the Executive with access to its Confidential Information, including Confidential Information the Executive develops for Capital One, the Executive agrees and promises that, during her employment with Capital One and at all times thereafter, she will not use for her own benefit or for the benefit of others (including in any future employment, work or business), or divulge to others, in any manner whatsoever, any of Capital One’s Confidential Information, except for her work for Capital One or as expressly authorized by Capital One. This restriction on use and disclosure of Confidential Information is not limited to any geographic, functional, or, except as provided below, temporal limitations. In the event the Executive is requested by subpoena, court order, investigative demand, search warrant or other legal process to disclose Confidential Information, she will immediately notify Capital One of such request and will not disclose any Confidential Information unless so ordered by a Court or other authorized tribunal or until Capital One has expressly authorized her to do so in writing or has had a full opportunity to object to such a request and to litigate the matter. The Executive will further cooperate with Capital One in seeking the confidential treatment of any Confidential Information that is ordered or authorized to be disclosed. This Agreement is not intended to override any disclosure obligations the Executive may have under law but is intended, to the largest extent possible, to require the preservation of Capital One’s information in the strictest confidence and protection from disclosure to Capital One’s competitors. To the extent that after the Executive’s employment terminates for any reason she resides in a jurisdiction that requires a temporal limitation on the obligation not to use or disclose confidential information that does not fully qualify for protection as a Trade Secret, the obligation not to use or disclose such information shall remain in effect for three years after the termination of employment. The Executive’s obligation not to use or disclose information that does qualify for protection as a Trade Secret shall remain in effect until such information becomes generally known through no fault of herself or others who are under duties of confidentiality to Capital One.

7.3 Return of Confidential Information. Upon the termination of the Executive’s employment with Capital One (for any reason) or at any other time upon Capital One’s request, the Executive agrees to deliver immediately to Capital One the originals and all copies of all memoranda, notes, documents, business plans, customer lists, computer programs and any other records or property of any kind in any media received, possessed, used, reviewed, made or compiled by the Executive during the course of her employment with Capital One which contain or constitute Confidential Information. The Executive agrees to inform Capital One immediately of the existence of all such information located on the memory of any computer or other electronic data storage devices or media she may use other than Capital One computers or storage devices and, if so requested by Capital One, to permanently delete or return such information. The Executive further agrees that, during her employment and at all times thereafter, she is not authorized to and that she will not post or otherwise display any Confidential Information on publicly accessible portions of the Internet or similar media, that she is not authorized to and will not electronically transmit Confidential Information to third parties except in furtherance of her work for Capital One, and that she is not authorized to and will not alter, modify, restrict access to, destroy or erase Confidential Information from any Company electronic storage device except in furtherance of her work for Capital One. Upon request from Capital One, within ten (10) days of such request the Executive will provide Capital One with written certification that she has complied with this Section 7.3.

8. Non-Solicitation Covenant.

8.1 Non-Solicitation of Customers. In order to protect Capital One’s legitimate business interests, including its Confidential Information and business relationships, the Executive agrees that during the two (2) year period after the Termination Date (the “Non-Solicitation Period”), she shall not, directly or indirectly, on her own behalf or on behalf of another person, corporation, partnership, firm, financial institution or other business entity (“Person”), or to the detriment of Capital One, solicit or induce any customer of Capital One’s Branch Banking Business to leave or cease their customer relationship with Capital One for the purposes of soliciting or offering such customers any banking or lending products offered by Capital One.

8.2 Non-Solicitation of Employees. The Executive agrees that during the Non-Solicitation Period she shall not, directly or indirectly, on her own behalf or on behalf of any other Person, or to the detriment of Capital One, solicit or induce any employee of Capital One, or any individual employed by Capital One at any time during the prior six (6) month period, to leave or cease their employment relationship with Capital One for any reason whatsoever, or hire or otherwise engage such current or former employees of Capital One. This includes, but is not limited to: (i) identifying to any Person any such individual employed by Capital One who has knowledge concerning Capital One’s strategy, operations, processes or other Confidential Information; (ii) communicating to any Person about the quantity of work, quality of work, skills or knowledge, or personal characteristics of any such individual employed by Capital One; (iii) soliciting or hiring any such individual employed by Capital One through third parties, such as recruiters or other persons not a party to this Agreement, including any corporation, partnership, firm, financial institution or other business entity; (iv) inducing any such individual employed by Capital One to resign employment with the express or implied promise of employment following the employee’s resignation; and (v) financing or obtaining financing for a third-party entity, not a party to this Agreement, for the purpose, in whole or part, of soliciting or hiring any such individual employed by Capital One.

9. Intellectual Property.

9.1 Definitions. For the purposes of this Agreement, “Work Product” means all inventions, creative works of authorship, source-identifying names, logos or designs, Trade Secrets, patents or patentable inventions (including utility and design inventions) and any Intellectual Property Rights related thereto, including all such rights relating to any programming, documentation, technology, material, product, service, idea, method, process, plan or strategy concerning or related to the business or interests of Capital One that the Executive, alone or with others, conceives, reduces to practice, develops or delivers to Capital One, in whole or in part, at any time during her employment with Capital One, or that use the time, equipment, property, or Confidential Information of Capital One, including without limitation all rights to Confidential Information. “Intellectual Property Rights” means all (a) patents, patent applications and other rights of inventorship; (b) copyrights, copyright applications, copyright registrations and other rights of authorship; (c) trademarks and/or service marks, including without limitation, registrations, applications and intent-to-use applications for registration, common law rights, and other rights relating to designation of source of origin; (d) rights relating to know-how, Confidential Information and Trade Secrets; (e) rights analogous to those set forth herein and any other proprietary rights relating to intangible property; and (f) any and all divisions, continuations, continuations-in-part, renewals, reissues and extensions of the foregoing (as applicable) now existing or hereafter filed, issued or acquired anywhere in the world.

9.2 Ownership. Capital One shall own all Work Product. All Work Product shall be considered work made for hire by the Executive and owned by Capital One. If any of the Work Product is not, by operation of law, a work made for hire by the Executive for Capital One, or if ownership of all right, title and interest of any Work Product does not otherwise vest exclusively in Capital One, the Executive hereby assigns to Capital One, in consideration of this Agreement and without further consideration, the ownership of all Work Product, including the right to sue for any past or future infringement thereof. The Executive understands and intends that this assignment extends to Work Product that is now existing and also to Work Product not currently in existence. Capital One shall own, obtain and hold in its own name all rights, registrations and any other protection in or for the Work Product. The Executive acknowledges and recognizes Capital One’s exclusive right and title to, and ownership of, the Work Product. The Executive agrees to perform, upon the request of Capital One, during or after her employment, such acts as Capital One in its sole discretion determines may be reasonably necessary or desirable to transfer, perfect and defend Capital One’s ownership of the Work Product and any Intellectual Property Rights related thereto, and she hereby appoints Capital One her attorney-in-fact to complete all documents necessary to secure or perfect such Intellectual Property Rights. The Executive agrees to assist Capital One, at its expense, in the prosecution and enforcement of its Intellectual Property Rights at any time, and agrees not to challenge the validity of Capital One’s ownership of Intellectual Property Rights related to such Work Product.

The Executive agrees not to use or disclose any Work Product to any third party without written authorization by Capital One either during or after her employment and agrees to return to Capital One any and all Work Product upon termination of employment or upon prior request of Capital One.

9.3 Assignment. Notwithstanding anything in this Section 9 to the contrary, the Executive’s agreement to assign her rights in any invention to Capital One does not apply to any invention for which no equipment, supplies, facility or Confidential Information of Capital One was used and which was developed entirely on her own time, unless (i) the invention relates (a) directly to the business of Capital One, or (b) to Capital One’s actual or demonstrably anticipated research or development, or (ii) the invention results from any work performed by her for Capital One.

9.4 No Misuse of Intellectual Property of Others. Capital One respects the valid intellectual property rights of third parties. The Executive acknowledges and agrees that she has not and will not use or disclose at Capital One any confidential information or Intellectual Property Rights of any prior employer or third party without the prior written permission of such prior employer or third party. The Executive further represents that she has provided Capital One with a copy of any non-compete, non-solicitation, invention assignment or other similar agreement to which she is a party, and that she is in compliance with and will continue to comply with such agreement(s).

10. Enforcement. The Executive agrees and acknowledges that her obligations under Sections 7, 8, and 9 of this Agreement are for the benefit of the Company and its successors and assigns, and the Company, and its successor and assigns, shall have the right to enforce such provisions hereof. The parties agree that it is impossible to measure in money the damages which will accrue to the Company by reason of a failure by the Executive to perform any of her obligations under Sections 7, 8, and 9. Accordingly, if the Company institutes any action or proceeding to enforce the provisions of this Agreement, to the extent permitted by applicable law, the Executive hereby waives the claim or defense that the Company has an adequate remedy at law, and the Executive shall not urge in any such action or proceeding the defense that any such remedy exists at law. Furthermore, in addition to other remedies which may be available, the Company shall be entitled to specific performance and other injunctive relief. Sections 7, 8, and 9 shall survive the termination of the Employment Period.

11. Miscellaneous.

11.1 Notices. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows (or if it is sent through any other method agreed upon by the parties):

If to the Employer:

Capital One Financial Corporation

1680 Capital One Drive

McLean, VA 22102-3491

Attention: John Finneran, General Counsel

If to the Executive:

Lynn Pike

6470 Cambria Pines Road

Cambria, California 93428

or to such other address as any party hereto may designate by notice to the other, and shall be deemed to have been given upon receipt.

11.2 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

11.3 Amendment. This Agreement may be amended or modified only by a written instrument signed by the party against whom or which enforcement of such waiver is sought.

11.4 Waivers. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

11.5 Successors and Assigns. This Agreement is binding on and is for the benefit of the Executive and the Company and their respective successors, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by the Executive. The Executive specifically consents to the assignment of this Agreement, and all rights of the Company contained in the Agreement, including without limitation rights under Sections 7, 8, and 9 to any successor or assign of the Company.

11.6 Governing Law. To ensure uniformity of the enforcement of this Agreement, and irrespective of the fact that either of the parties now is, or may become, a resident of a different state or country, this Agreement shall be governed by and construed in accordance with the laws of the headquarters of Capital One, the Commonwealth of Virginia, without regard to her principles of conflicts of law. Capital One and the Executive hereby consent and submit to the personal jurisdiction and venue of any state or federal court located in any city or county where Capital One has offices within the Commonwealth of Virginia for resolution of any and all claims, causes of action or disputes arising out of or related to this Agreement.

11.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

11.8 Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

11.9 Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby. If any provision of this Agreement or portion thereof is found by a Court of competent jurisdiction or other tribunal to be so broad so as to be unenforceable, such provision or portion thereof shall be interpreted to be only so broad as is enforceable.

THE EXECUTIVE ACKNOWLEDGES THAT SHE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

CAPITAL ONE FINANCIAL CORPORATION

By:	/s/ Richard D. Fairbank
Title:

LYNN PIKE

/s/ Lynn Pike

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